Exhibit 99.1


TASKER PRODUCTS ADDRESSES RECENT INVESTOR INQUIRIES REGARDING
FINANCING AND CAPITALIZATION

COMPANY MANAGEMENT RECEIVES COMMITMENT FOR LINE OF CREDIT
DANBURY,  Conn.,  August 22, 2007 -- Tasker  Products Corp. (OTC Bulletin Board:
TKER - News) reported in its recently filed Form 10-Q for the period ended June 30, 2007 that it had raised a total of $8.3 million from the sale of its First and Second Convertible Bridge Notes between December 1, 2006 and June 30, 2007. These capital raises were part of a "Qualified Financing", which the Company announced at the onset of its capital raising effort. The Company is in the final stages of securing approximately $4 million of additional capital, to complete the "Qualified Financing". Furthermore, if holders of warrants issued in connection with the Bridge Notes exercise such warrants, the Company will receive an additional $2-3 million, aggregating $4 to $7 million of added working capital. The Company has also received a commitment for a $3 million term debt facility line of credit, which is contingent upon the receipt of a minimum of $4 million in the aggregate from the Qualified Financing and any exercise of warrants. The Company estimates that the number of shares of its common stock, on a fully diluted basis, after these financings will be approximately 388 million, excluding approximately 27 million shares of warrants and options not currently exercisable (due to lack of vesting or the achievement of performance criteria) and approximately 19 million shares for warrants and options with exercise prices of $1.00 or more. In aggregate, the Company is expected to receive between $7 and $10 million, which management believes will provide sufficient working capital to reach its goal of financial independence.



"We received many telephone calls and emails from investors, yesterday, inquiring about the company's planned capitalization, which may or may not have impacted our share price during recent trading sessions," said Lanny Dacus, Tasker's president and CEO. "As we stated in the press release last week, we found it necessary to postpone the quarterly conference call to September 6th so as not to interrupt existing projects with new and potential customers. To promote an efficient use of our capital resources, we all, management and employees, participate in all aspects of the company's development. This often involves visits to poultry plants and dairy farms by management. While we endeavor to keep investors informed of company progress, delivering results is our first and foremost goal."

About Tasker Products

Tasker is a manufacturer, distributor and marketer of eco-chemistry products with various applications that use the pHarlo technology. The pHarlo technology utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets Unifresh(R) Footbath, a grooming aid product for dairy cows, Tasker Blue(R), an antibacterial solution for use in processing poultry and Pacific Blue(TM) Seafood Spray, an antibacterial spray for retail seafood counters. Tasker Products Corp. is headquartered in




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Danbury,  Connecticut.  To be added to the news  distribution list or to present
any  questions,  send  an  email  to   tasker@grannusfinancial.com.   Additional
information about Tasker is also available at http://www.taskerproducts.com.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to obtain new financing and/or generate revenue growth in the near future; our history of losses; our limited experience in the marketing of our products; our ability to compete with other products in our market space; and the risk of unfavorable federal regulation. Consequently, you should not place undue reliance on these forward-looking statements. We discuss these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including under the section entitled, "Risk Factors" in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 and our most recent report on Form 10-Q.